Exhibit 99.1

Xerium Technologies

Q4 2009 Earnings Call

March 25, 2010 8:00 am ET

Operator

Ladies and gentlemen, welcome to Xerium Technologies’ fourth quarter 2009 financial results conference call on March 25, 2010. (Operator Instructions) I would now like to hand the call over to Ted Orban, Vice President and Treasurer. Please go ahead, Sir.

Ted Orban

Good morning and thank you. Welcome to the Xerium Technologies fourth quarter 2009 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies and Dave Maffucci, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress and then will provide further financial details with respect to the quarter and the year. Subsequently, Stephen and Dave will be available for questions.

Xerium Technologies’ financial results for 2009 were announced in the press release after the market closed on Wednesday, March 24, 2010. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investors Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we will refer to during this conference call.

I would also note that we will make comments today about the future expectations, plans, and prospects for the company that constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our views as of today, March 25, 2010, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance and therefore believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available on our press release and in the slide presentation, which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I will turn the call over to Stephen.

Stephen Light

Thanks Ted. Good morning everyone. Today we have two significant topics to discuss: our progress towards completing our balance sheet restructuring through a plan of reorganization negotiated with a steering committee of our lenders; and, second, the recent signs of recovery in our served markets and our improving operational performance in the fourth quarter. I will discuss the recapitalization first.

In order to help investors understand our performance and our outlook, we have once again posted graphics on our website, xerium.com, as Ted pointed out, in the Investor Section under Q4 2009 Financial Slides. As I deliver my remarks I will be referencing specific slide numbers.

As many of you will remember when I joined the company just over two years ago we embraced a new and simple three-part strategy. The first element to that strategy was to reduce our burdensome debt load while simultaneously managing in a fiscally responsible manner for the long-term health of the business. The second element of the strategy was to develop and introduce new products that our customers value and on which we could make a fair return on our investment.

Finally, the third element of our strategy was to capitalize on the unique skills, creativity, and dedication of our workforce for the benefit of our customers, our shareholders and the employees themselves. These three strategies remain the foundation of everything we have done and are planning to do.

During 2008 we made good progress on the first strategy and began to work on the new products and the organization. In 2009 we continued to focus on our debt, shown on chart 3, reducing this burden to a low of $580 million in the third quarter while having it increase again during the fourth quarter as a result of the termination of our interest rate hedges and the cash intensive restructuring process we have embarked upon.

As previously reported, on December 31, 2009 we converted $20 million of outstanding interest rate swap obligations to notes payable, increasing our debt concurrently. We also made very good progress on our new product initiatives about which I will speak about in a few moments. Notwithstanding a very challenging economic climate we made progress on improving the performance of our organization through selective reductions and specific skill set additions.

Lastly, and by no means the least important accomplishment of 2009, we began the work that is intended to deliver the long-term solution to the company’s debt burden. Spurred by our concerns about a potential third quarter 2009 loan covenant breach, at mid-year we opened a dialogue with our lenders about potential solutions for the company’s debt issues. The third quarter covenant compliance situation was exacerbated by the precipitous decline in our industry during the first and second quarters of the year, and the negative impact that decline had on our trailing 12-month Adjusted EBITDA, shown for the full-year 2009 on chart 4.

We have also included quarterly bank-Adjusted EBITDA for the same period on the slide, which dramatizes the precipitous decline caused by the revenue fall from the first half of the year. The constructive dialogue with our lenders has been ongoing since mid-year with a select working group who holds slightly more than 50% of the company’s total debt including both U.S. dollar and foreign denominated debt. During the past several months a plan to exchange debt for equity was created through the work of various advisors and face-to-face negotiations.

This plan recently achieved a consensus between the Company and the lenders’ working group. As a result, we launched a solicitation process requesting all of our lenders’ support for the agreed-upon plan of reorganization, which could be implemented through a Chapter 11 filing. The numerous waiver extensions you have seen us file these past few months have provided us the time to complete the negotiations in an orderly manner. I am very pleased to tell you we have received more than enough votes in favor of the plan we have proposed to implement an in-court process.

In fact, 95.3% of the debt or approximately $590 million has been voted in favor of the plan and only one bank, with 2.2% of the debt or $13.84 million, has rejected the plan. The remaining 2.5% of the debt had not voted as of last night. I am optimistic some of that debt will be located in the next few days and will vote in support of the plan, increasing the percentage of lenders endorsing the plan even further. Over the next few days we will work to garner the support of that last bit of debt, giving us the option of trying to amend the existing loan agreement and restructuring out of court or filing for court assistance.

Our decision on our path forward, which will not be made later than March 31st, will be based upon the certainty of the outcome, the well being of the Company, and our analysis of the most favorable result for all parties. We believe the recapitalization plan we have developed, and virtually all of the lenders have endorsed, delivers an excellent outcome to the company’s issues in that it preserves a significant minority position for the existing shareholders, about 17.4% before the positive effect of the warrants to be issued to existing holders, de-levers the Company’s balance sheet and provides us with ample long-term liquidity in order to compete effectively against other companies serving our customers.

Details of the plan of reorganization and the specific percentages of ownership after the process is completed have been provided in our 8-K filing and are also described within the Company’s 10-K filing, which will be released shortly. It is our expectation that the in-court process would proceed expeditiously and that the confirmation of our plan would occur in a matter of weeks, adhering to the normal administrative processes for such proceedings.

During the process only our two classes of lenders and one additional creditor will be impaired, making the case relatively simple and straight forward. As both classes of lenders are being treated identically, we do not expect any issues to arise between them that would delay our plan’s confirmation. I want to emphasize that under our plan no supplier, customer or employee would be paid in any manner other than the normal course of business. Our plants are open and running and our product flow to our customers is unimpeded.

Once we have consummated this transaction we will welcome new members to the Company’s board of directors through an orderly process under development now. It is our desire to maintain our listing on the New York Stock Exchange throughout this process. To this purpose we have maintained a steady and constructive dialogue with personnel at the Exchange. We believe that upon consummation of the plan of reorganization we will once again be in compliance with all listing standards of the Exchange.

Of course, it is solely up to the Exchange and not to us to determine if our actions and new situation warrant continued listing, so we will keep you advised of that situation when the time comes.

Finally, it is our plan to conduct a reverse split of the shares of the Company during this process, requiring the surrender and reissuance of all common shares, but the details of that action are currently being prepared. This action would serve to satisfy the stock price continued listing standard of the Exchange. Both Dave and I will be available in the question and answer session following my remarks to address the recapitalization situation in additional detail should that be your interest.

Now let’s move onto the results of the fourth quarter and 2009. Obviously our expectations and plans for 2009, which we set in late 2008, did not turn out quite the way we expected. Having felt the first winds of the forthcoming recession during the fourth quarter of 2008 during which sales declined 8.9% from 2007’s fourth quarter, we planned for a declining market and stress tested our 2009 plans and budgets to a level below anything predicted or previously experienced in our industry. None of these tests were even close to the actual declines we experienced in the first and second quarters.

On a full-year basis, as shown on chart 5, our consolidated revenue declined by 21.6% year-over-year. However, as shown on chart 6, by the fourth quarter we were recovering and the decline in revenue was just 11.4% in the fourth quarter of ‘09 as compared to the fourth quarter of 2008. This compares to a second quarter year-over-year comparison of minus 30%. Additionally, we had sequential quarter-over-quarter improvement in revenue, primarily due to favorable currency effects, with Q4 2009 up nearly 2% versus Q3 of ‘09.

Our clothing segment revenues declined approximately 9% in the fourth quarter, versus the prior year quarter, but improved in sequential quarters by nearly 2% with strength in most regions. In our roll covers segment on a full-year basis revenues decreased by 25% year-over-year. However by the fourth quarter we were also recovering and the decline in revenue was just 16% in the fourth quarter of ‘09, versus the prior year period.

Additionally we had quarter-over-quarter improvement in roll cover revenue with Q4’09 up slightly more than 1% versus Q3 of 2009. But it remains clear to us that our roll cover customers continue to defer much needed roll maintenance throughout the quarter. As I reflect on what was an extraordinary year, I am very pleased that our people were able to maintain their focus on our strategy and the operational and productivity improvements they made are noteworthy.

For example, as shown on chart 7 we continued to work on firming our pricing. Despite a 2.1% decrease in pricing during the fourth quarter of 2009, as compared to the fourth quarter of ‘08, we experienced less than a 1% total decrease in pricing during the full-year 2009 which is consistent with our achievement and the decrease in 2008. Taking into consideration the 21% revenue decline in the year and the resulting extreme over-capacity in our industry, this metric held up very well.

We continue to believe that most of our customers make their purchasing decisions on overall value and that it is our job to demonstrate the value we bring to them. Clearly we are getting better at making that connection.

On SG&A expenditures shown on slide 8, we significantly reduced our variable and fixed cost structure as we headed into 2009 and that work continued while we were in the heart of the recession. By executing well on the closure of our Australia paper machine clothing factory, eliminating non-value added work and selling off a few non-core assets, SG&A as a percent of revenue decreased from 31.5% to 27.7% for the full-year, while quarterly results varied widely as shown on the slide.

The decrease in SG&A expense was nearly $10 million for the fourth quarter of 2009, as compared to the fourth quarter of 2008, inclusive of a $9 million reduction in restructuring expenses. The fourth quarter of ‘09 included a $6.5 million increase in expenses related to initiatives undertaken to resolve our credit issues, which was more than offset by other reductions in SG&A expenses. During 2009 we further reduced our headcount by another 10%. Throughout the past two years we have reduced headcount and the related expenses by 444 employees, while simultaneously expanding our product development in Asian sales and service organizations.

I am also pleased with our steadfastness in sustaining areas we consider vital to our future performance. For example, we continued our investment in developing our new product portfolio without cutbacks or curtailments. For our purposes we define a new product as one we have developed in the prior five years. In 2009 we delivered 14 new products. You will note on chart 9 of the slides that the clothing segment derived a higher percentage of revenue from new products, 27%, than did the new roll cover segment at 14.9%, which is a reflection of the later start we made on developing new roll covers and the low volume of rolls we were able to recover in 2009, rather than on the desirability of the new products we have begun to offer.

Our most unique new roll product and the winner of this year’s Chairman’s Innovation Award was our patented and trademarked SmartRoll™ and is our most significant technology breakthrough in the roll segment and a major commercial success for both the Company and the customers who have chosen it over the traditional non-pressure-sensing rolls. In fact, our new SmartRoll™ has been installed in machines on three continents and in each case we have either received a follow-on order for another roll or we are in negotiations for one. Many of these SmartRoll™ installations are in machine positions where we were not the incumbent, thereby increasing our market share.

It is gratifying for us to witness the unique ways in which customers have applied their SmartRoll. For example, at one mill the customer has moved its SmartRoll into several different positions in their paper machine to troubleshoot issues they had not been able to resolve previously. While we don’t expect this customer’s process to become a typical application, we do expect customers to take advantage of our next generation software that will allow them to multiplex Smart Roll™s into a network to profile most of the machine’s working sections simultaneously.

Another example of our unimpaired focus on strategy execution and operational control was our continued zealous management over our investment in trade working capital. In spite of the precipitous drop in revenue during the first half of the year and nearly 25% decrease in paper machine clothing inventory implemented by many of our customers, our percentage of trade working capital to revenue as shown on Chart 10 only increased slightly from 24.3% in 2008 to 25.3% in 2009, which is the second lowest percentage we have recorded since 2004.

Not only was inventory reduced in real dollar terms, but accounts receivables was very closely managed against tighter reserve standards than used in previous years. Our Project Czar, which I have spoken previously, focused our operating teams on timely collections and not letting accounts become past due. Payables remained within acceptable levels notwithstanding decreased payment terms from some of our suppliers as concerns about our financial stability grew as the year progressed.

Trapped cash, our terminology for what we consider to be excess cash on the balance sheet in the trade working capital accounts of receivables, inventory and payables, increased by just $13.6 million in the fourth quarter of 2009 as compared to the fourth quarter of 2008, primarily as a result of decreased inventory turns, which fell from 4.6 to 4.0, decreased payable days outstanding which fell from 76 days to 64 days. However, trapped cash decreased by $7.7 million in the fourth quarter of 2009 as compared to the third quarter of ‘09, primarily due to an increase in days payable and to slight improvements in inventory turnover and day sales outstanding.

Our controls over cash used for capital investment were affected throughout the year in prioritizing only investments that were essential to supporting our customers and the continued development of our new products. At $19.5 million invested shown on chart 11, CapEx was the lowest we have seen in many years. To those who might question whether $19.5 million or 49% of depreciation is a sustainable rate, I would say it is what we needed to do during 2009 and that we look forward to opening the investment spigot just a little more in 2010.

Finally, during the fourth quarter we took an $80.6 million non-cash impairment charge against our rolls business. This leaves the company with approximately $20 million of goodwill remaining on the rolls segment.

With the remarks about 2009 completed and the update on our recapitalization, now I would like to spend a few minutes discussing our current order bookings and what we think this means for the markets we are serving. As I mentioned during our last call it is our intention to continue to update the bookings charts we first provided to investors during the third quarter call in order to show the trend of orders as well as their absolute magnitude. Now please refer to the charts beginning at slide 12.

We will continue to show the three trend lines of trailing 3, 6 and 12 months to assist the viewer in determining how the most recent period compare to prior ones. On chart 12 you can see the combined bookings increased by 12.5% in Q4 2009 as compared with Q3 2009. Behind that consolidated view you see on chart 13 that clothing bookings continued on their upward trajectory, increasing an unexpected 20.9% in Q4 of ‘09 as compared to Q3 of ‘09. Expanding further on paper machine clothing bookings we received strong order input from every geography during the fourth quarter, consistent with increasing levels of paper production.

On chart 14 you can see that roll cover bookings decreased by 2% in Q4 as compared to Q3 ‘09. We believe this slight decrease in roll cover bookings resulted from the continued postponement of much needed repairs owing to our customers’ capital investment constraints. This view is consistent with customer explanations of their actions throughout the year. Our sales people have identified a larger than normal population of rolls needing repair that have already been removed from their machines and are being stored at customer facilities. Consequently, we believe this booking level will be temporary in nature and will gradually improve as customer capex budgets become more available in 2010.

While I will not provide details of the 2010 first quarter booking rates until our Q1 call in May, we are currently seeing early signs of a reversal of this roll bookings pattern in some regions. But while we see this improving ordering pattern developing in 2009, I must tell you that it is unclear to us whether this demand is being driven by real paper consumption, mills rebuilding paper inventories, or mills rebuilding PMC inventories.

At this time the most conservative posture and the one we have adopted is to accept that what may be occurring is an inventory replenishment cycle for paper makers who have begun to get nervous about the limited number of PMC pieces they have available for their machines now that the machines are running again. Most customers are telling us that while reducing inventories was extremely important last year, operating their machines with too little clothing available for immediate replacement would be a worse problem in 2010.

So our strategy in this situation will be to support our customers’ demand but not internalize the view that our market is snapping back to pre-recession levels until many more months of strong bookings are behind us. Meanwhile I am happy to tell you that with few exceptions our clothing plants are once again operating full-time and nearly all of our short-term work is behind us.

Ladies and gentlemen that concludes our prepared remarks for today’s call. Chanel, we are ready for the first question please.

Operator

(Operator Instructions) The first question comes from the line of DeForest Hinman of Walthausen & Co.

DeForest Hinman - Walthausen & Co.

I had a few questions. Can you talk about the expectations for legal fees in the first quarter of this year? If you aren’t comfortable answering, that can you talk about the legal fees to date for the quarter? And I have a few others.

Stephen Light

All we can tell you is the expenses related to legal representation, both ours and the firms representing lawyers [correct word is lenders], is in our 2010 plan. We have provided for it. To date there have been no unforeseen amounts. We will not quantify that for you at this time.

DeForest Hinman - Walthausen & Co.

All right. Can you talk about the capex expectations for 2010?

Stephen Light

As indicated in the remarks, $19.5 million was a severely constrained level. We believe the company has about a $15 million maintenance capex level. We will certainly provide that during the year and we will implement our new products and process modification and process improvement investments throughout the year. The specific number is going to vary dependent on the projects that surface, but we have provisioned for a more reasonable operating run rate. I think that historically we have talked about 0.7 times depreciation as a number closer to what we would run.

DeForest Hinman - Walthausen & Co.

That’s helpful. Can you give us a little bit more color on the sequential decline in the cost of goods sold? I know you talked about reduced revenue or the fixed cost components of our business, but can you give me some more color why we are seeing that?

Stephen Light

I guess I am a little confused. I didn’t comment about the cost of goods sold but I am happy to. We continue to implement productivity programs across the Company that have allowed us to reduce the headcount as we indicated by about another 10% of the workforce. We have concentrated on improving product yield, reducing our product lead times, working with our suppliers to minimize the cost of the raw materials we buy and primarily those materials are yarn and fibers and rubber and other components for the coatings on our rolls. So those three initiatives: yield, labor productivity, and supply chain have primarily driven our ability to take costs down on the operating side.

We have of course worked very diligently in the office processes and administrative processes to improve our SG&A percentage, which is very much being influenced by the amount of money we are spending on the recapitalization process, hence our urgency to get that finished.

DeForest Hinman - Walthausen & Co.

Let me ask this a different way. We had revenues going up sequentially but our gross margin was down. Why did that happen?

Stephen Light

In the fourth quarter we were still in the situation where we had under-absorption in our plants. We were not running at full capacity. In one specific unit we made a conscious decision to idle a factory while we reduced inventory and hence took an absorption hit for that, which appears as reduced margins.

DeForest Hinman - Walthausen & Co.

That’s helpful. Moving onto the bankruptcy, can you talk about the warrants in a little bit more detail?

Stephen Light

To the extent they have been discussed in our 8-Ks and other releases, it is our expectation and part of the plan of reorganization that holders of record on a specific date, whether that be the restructuring date or the confirmation date if there is to an in-court process, will be awarded warrants equivalent to 10% of the new company. Strike price is being determined at this time to set the bar for that. The warrants will have a four year life.

DeForest Hinman - Walthausen & Co.

Can you help us think about the spread between the legal costs from the perspective of an in-court process versus and out of court process? Do you have any ways to help us think about that?

Stephen Light

How I would answer that I suppose is that the first determinant we are using is to have certainty – in our decision making – is to have certainty of the outcome and the timing of that outcome. We have worked very collaboratively with the lenders, as you can imagine. We are very pleased and honored in fact to have more than 95% of the lenders signing up for this program. So we are less concerned about the specifics of the economics of in-court or out of court and more concerned first about the certainty; then secondly we are considering the trade implications of either path; and finally what is the best for all of the constituents who have a stake in this situation.

Specifically on the legal fees, we have not throttled the alternatives by trying to assess what the legal fees are. We are very well represented. The lenders are also very well represented, and we have been parallel pathing this process dependent on how this solicitation turns out. As I indicated in the remarks, we are continuing to work with the syndicate agents and lenders to see if we can garner the remaining support. But time is fleeting and we will not dally too much longer.

DeForest Hinman - Walthausen & Co.

In terms of those bonds, the 2.5 that didn’t vote, have we made contact with them or do we have any way of knowing who they are?

Stephen Light

The fact we can’t or have not yet identified them is the result of trades on the debt or trades within the debt that have occurred recently and transactions have yet to clear. There has been a significant amount of trading in the debt over the last say 45 days or so. I am confident that the agent will be able to identify where they are, who they are, and we will reach out to them over the next few days.

DeForest Hinman - Walthausen & Co.

The talk of the finance issues and the bankruptcy have been available for our customers to see. Do you feel we have lost any business due to the talk of the financial bankruptcy? I know you talked about you got squeezed a little bit on the tables but have we actually lost some business we might have otherwise won?

Stephen Light

Not a material amount at this time.

DeForest Hinman - Walthausen & Co.

The industry did a good job on pricing for the year 2009. What is your expectation from a price perspective as we go into 2010?

Stephen Light

We have steadfastly refused to provide guidance about our future periods but I would say the best guide you could use to determine what the company might do is to look back at what we have done recently. We think we have the right strategy in all three areas: the focus on getting out from under the debt and managing responsibly; we think the new product strategy is right; we think the focus on our teams and our people are right. They have delivered the kinds of results you have seen and we are not changing strategy here.

DeForest Hinman - Walthausen & Co.

A different way to ask that when we look at the new product strategy, just directionally, when we introduced new products, are those price points higher than the products they replaced?

Stephen Light

In general those products will deliver higher margins to us. Whether it is a higher price or lower manufacturing cost we expect to derive a better return from those products.

Operator

(Operator instructions) The next question comes from the line of Aaron Wolfson with UBS.

Aaron Wolfson – UBS

I was wondering if you could first comment on the business in the different geographies for the fourth quarter and what you are seeing in the first quarter as well?

Stephen Light

Again, we won’t comment on the first quarter but specifically North America’s market was clearly coming back in the fourth quarter. The idled machines were being put back on line. In fact, in the second quarter 24.7% of all paper machines in North America were idled. That number was well below 15% in the fourth quarter, so that is good recovery.

Europe was much more flat to third quarter than North America. South America market was particularly strong. You may have read that the pulp business, the pulp for export in South America, has experienced unusually rapid demand recovery. Pulp prices have reached a pre-recession level and have sustained that for some period of time now. We see no diminution in that run rate in South America. In fact, our executives down there report the mills are running wide open which would be something north of 92% utilization. We are very pleased about that.

Asia of course has come back like gangbusters and it is a little difficult for us to appreciate why that is occurring, as we are not seeing import traffic into North America picking up as much as the paper production in Asia would suggest. In the fourth quarter it was clear that virtually all the mills came back online in Asia. Very heavily in China. Indonesia particularly saw a very rapid pick up. That fourth quarter run rate appears to be continuing now. Hopefully that is helpful.

Operator

The next question comes from the line of Jeffrey Herring of Ramco Trading Corp.

Jeffrey Herring – Ramco Trading Corp.

Could you please comment on payment to suppliers, the reaction of suppliers on granting credit and what you think will happen if the company goes Chapter 11 concerning open invoices to suppliers?

Stephen Light

Sure, Jeffrey, thank you for the question. We have been very clear and consistent that should the Company elect to use an in-court process, we see no impairment of any payment to any supplier, any employee, or work with any customer. This is a balance sheet restructuring process converting debt to equity. This is not about restructuring the operations of the Company. We have been hammering away at that now for a couple of years. We have been very aggressive in communicating our situation with our customers. We have a fully developed and implemented communication program regardless of the path whether we were to use the court or an out-of-court situation.

Our customers have come to recognize that we deliver great value and they are not shying away from placing orders with us. Only one supplier to date has tightened up or a few suppliers have tightened up terms. Frankly that supplier is struggling on their own and has their own economic issues. We appreciate that. We are second source in that situation [correct wording should have been “We have a second source in that situation.”] so I don’t think we are going to see and I don’t believe we are going to see any interruption in supply to the company, nor after perhaps the first few days, any nervousness by the suppliers.

Were we to choose to use an in-court process we believe that with the more than 95% support of our lenders, the court would be very expeditious in helping us get through and out to the other side in this process. It is our expectation and we are continuing to communicate very aggressively. We have a communication plan ready to launch whichever path we decide by the 31st. We will execute that plan.

Operator

The next question comes from the line of Aaron Wolfson of UBS.

Aaron Wolfson – UBS

I just had one more question, regarding the competitive dynamic in the space right now. Is the growth you anticipate – you mentioned either inventory or organic growth – is there any movement at all with kind of wins or losses with regards to other replacement folks out there? If you could kind of comment as well on the dynamic of one of the other replacement folks out there getting acquired by a machine manufacturer in the past year and whether that would have any effect on your business going forward from a competitive dynamic?

Stephen Light

I think the first part of the question really deals with market share. Let me just be sure before I answer it. I think you are asking are we seeing any changes in market share because of the current financial situation. Is that what you are asking?

Aaron Wolfson – UBS

Sorry, is your business rolling over with existing customers or is stuff going to bid as you change market share, or does the business stay captive with your existing customer base?

Stephen Light

Got it. Part of our business is long-term contracts or is founded on long-term supply agreements. Those supply agreements determine pricing and availability but are not commitments to purchase any given quantity. We are not seeing any significant change either up or down with those contracts. However, I would say that most recently we are seeing our existing customers suggest to us just continuations or extensions of those. We have two major contracts that will come up this year where the customer has suggested that we just continue under the same terms and conditions we have been operating on. We are going to be happy of course to do that.

We feel very comfortable and confident in competing heads-up with the competitors in our space. Without naming names I think we are as agile or more than the others and our focus on new products that the customers are helping us develop really is the long-term competitive advantage that we bring.

Now you asked the question about a competitor being acquired by one of the machine manufacturers. Of course there are only three significant machine manufacturers in the world: that is Voith, Metso, and Andritz. Voith had been a fully integrated OEM and aftermarket supplier. Metso with the acquisition of Tamfelt in Finland now becomes integrated; their clothing business is certainly not as broad as ours but it will be interesting to see how Metso adjusts to trying to run an aftermarket business when their primary focus has been new equipment.

A year and a half ago in 2008, Andritz acquired the remaining assets of a former European company named Kufferath and entered that market. Once again, we think or I believe that there is a specific advantage to being an aftermarket supplier only. We don’t carry the expensive infrastructure of technology development that the machine people have to have. We would therefore have greater agility in a downturn or a rapid upturn, and we believe we are very well positioned to compete with our technology and our footprint for any currently identified paper manufacturer. I don’t think you will see the Metso/Tamfelt acquisition or the Tamfelt acquisition by Metso having a material impact in our markets for the foreseeable future.

Aaron Wolfson – UBS

Thank you.

Operator

I will now turn the call back over to Mr. Stephen Light.

Stephen Light

Ladies and gentlemen thank you very much for your attention today. Thank you for the excellent questions and the opportunity to expand on our remarks. We look forward to updating you on our progress through our financial recapitalization using the medium of the 8-K as well as press releases. Once again a reminder that in our prepared remarks and also the press release we have highlighted March 31st. We are very close to launching the completion of what has been quite a journey for us and our lenders, and I want to emphasize the company’s appreciation of the constructive manner in which this whole process has been unfolding. Thank you very much and we will talk to you soon.

Operator

Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.